Exhibit 23.7

CONSENT OF

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

We hereby consent (i) to the inclusion of our opinion letter, dated March 1, 2009, to the Board of Directors of Max Capital Group Ltd. (“Max”) as Annex E to the joint proxy statement/prospectus which forms part of Amendment No. 1 to the Registration Statement on Form S-4 relating to the proposed amalgamation of IPC Limited, a wholly-owned subsidiary of IPC Holdings, Ltd., with Max, and (ii) to the references to such opinion and to our name in such joint proxy statement/prospectus in the sections entitled “The Amalgamation—Background of the Amalgamation,” “—Reasons Why Max’s Board of Directors Recommends Approval of the Amalgamation,” and “—Opinion of Merrill Lynch, Financial Advisor to Max’s Board.” In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Robert Giammarco
Name:	Robert Giammarco
Title:	Managing Director

April 13, 2009